EXHIBIT 99.1

CDK Global Board of Directors Declares Quarterly Cash Dividend

HOFFMAN ESTATES, Ill., Nov. 19, 2014 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced that its Board of Directors has approved a quarterly cash dividend to shareholders of its common stock. In conjunction with this approval, the Board of Directors has declared CDK's first quarterly cash dividend of $0.12 per share payable on December 29, 2014 to shareholders of record at the close of business on December 1, 2014.

"We are delighted by the Board's decision. This dividend reflects the strength of our capital position and our commitment to return capital to our shareholders. The dividend is the first step in what we believe to be the right strategy for long-term value creation," said Steve Anenen, President and Chief Executive Officer, CDK Global.

About CDK Global

With nearly $2 billion in revenues and more than 40 years of experience, CDK GlobalTM is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 26,000 retail locations and most automotive manufacturers. CDK Global's solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence.

Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding CDK Global's intention to declare and pay future dividends. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these forward-looking statements.

The declaration and payment of future dividends, as well as the amount thereof, are subject to the discretion of CDK Global's Board of Directors. The amount and size of any future dividends will depend upon the CDK Globals's results of operations, financial condition, capital levels, cash requirements, future prospects and other factors. There can be no assurance that CDK Global will declare and pay any dividends in the future. The statements in this press release are made as of the date of this press release, even if subsequently made available by CDK Global on its website or otherwise. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed in CDK Global's reports filed with the Securities and Exchange Commission (SEC), including those discussed under "Item 1A. Risk Factors" in CDK Global's Registration Statement on Form 10 for the fiscal year ended June 30, 2014, should be considered in evaluating any forward-looking statements contained herein. These filings can be found on CDK Global's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

CONTACT: Investor Relations Contacts:
         Elena Rosellen
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         elena.rosellen@cdk.com

         Jennifer Gaumond
         847.485.4424
         jennifer.gaumond@cdk.com

         Media Contact:
         Michelle Benko
         847.485.4389
         michelle.benko@cdk.com